Exhibit 99.1

FCB Financial Holdings, Inc. Announces Early Termination of All FDIC Loss Share Agreements

WESTON, Fla., March 4, 2015 - FCB Financial Holdings, Inc. (NYSE:FCB) (the “Company” or “FCB”) today announced that its wholly owned subsidiary, Florida Community Bank, NA (the “Bank”), has entered into agreements with the Federal Deposit Insurance Corporation (the “FDIC”) that terminate all existing loss share agreements with the FDIC, and has made a payment of $14.8 million to the FDIC as consideration for the early termination of the loss share agreements. These loss share agreements were entered into by the Bank in 2010 and 2011 in conjunction with the Bank’s acquisitions of substantially all of the assets (“covered assets”) and assumption of substantially all of the liabilities of six failed banks in FDIC-assisted acquisitions. All rights and obligations of the Bank and the FDIC under these FDIC loss share agreements, including the clawback provisions, have been eliminated under the early termination agreements.

Kent Ellert, Chief Executive Officer and President of FCB Financial Holdings, Inc., commented, “Reaching agreement on early termination produces a mutually beneficial conclusion to our partnership with the FDIC on our legacy acquired institutions. There will be an immediate positive impact to ongoing earnings through the elimination of amortization expense associated with the Loss Share Indemnification Asset that totaled $26.7 million in 2014 and $86.1 million in the prior three years. We view this transaction to be a prudent capital management decision as it is immediately accretive to earnings with a three year payback and an internal rate of return greater than our cost of capital. Additional benefits include the elimination of administrative costs, greater financial transparency and comparability to industry peers, and additional strategic flexibility. This is a milestone in the Company’s successful evolution into one of the industry’s highest growth companies serving one of the country’s most desirable markets and client bases.”

As a result of entering into these termination agreements with the FDIC, the Bank has reclassified its “covered loans,” which had a balance of $273.4 million as of December 31, 2014, to “acquired non-covered loans,” and reclassified “covered Other Real Estate Owned”, which had a balance of $25.1 million as of December 31, 2014, to “non-covered Other Real Estate Owned.” In addition, the Bank has eliminated its Loss Share Indemnification Asset, which totaled $63.2 million as of December 31, 2014, and the FDIC Clawback Payable, which totaled $13.8 million as of December 31, 2014. Early termination of the FDIC loss share agreements will result in a one-time expense of approximately $40.3 million on a tax effected basis, or $65.5 million on a pre-tax basis. Tangible Book Value payback will occur in approximately three years.

We anticipate, as a result of this early termination of the FDIC loss share agreements, that we will realize an immediate improvement to earnings in future periods. In 2014, non-cash Loss Share Indemnification Asset amortization expense totaled $26.7 million and the total impact from loss sharing agreement activity was an expense of $21.4 million. The Bank will no longer recognize amortization expense associated with the Loss Share Indemnification Asset and accretion associated with the FDIC Clawback Payable. As a result of the termination of the loss share agreements, we will eliminate future projected Loss Share Indemnification Asset amortization expense of approximately $24.0 million in 2015, $14.0 million in 2016 and $17.0 million thereafter, resulting in an overall incremental benefit of $0.36 to $0.42 in 2015 core earnings per share.

The termination of the FDIC loss share agreements has no impact on the yield of the “covered loans” which have now been reclassified as “acquired non-covered loans.” In future periods, all recoveries, losses and expenses related to what were previously “covered assets” will be recognized entirely by the Bank in its consolidated statement of income as these amounts will no longer be shared with the FDIC. To the extent the Bank recovers amounts in excess of the carrying value of the previously covered assets, earnings will be positively impacted. Conversely, future earnings will be negatively impacted to the extent the Bank recognizes losses in excess of expectations or expenses related to the previously covered assets.

The Bank was advised by RocaPoint Partners and Sullivan & Cromwell LLP.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, strategies, predictions, forecasts, objectives or assumptions of future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “expects,” “can,” “could,” “may,” “predicts,” “potential,” “opportunity,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “seeks,” “intends” and similar words or phrases. Accordingly, these statements involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual strategies, actions or results to differ materially from those expressed in them, and are not guarantees of timing, future results or other events or performance. Because forward-looking statements are necessarily only estimates of future strategies, actions or results, based on management’s current expectations, assumptions and estimates on the date hereof, and there can be no assurance that actual strategies, actions or results will not differ materially from expectations, you are cautioned not to place undue reliance on such statements. Additional information regarding certain risks, uncertainties and other factors that could cause actual strategies, actions and results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including under the heading “Risk Factors” in our recent Registration Statement on Form S-1. Any forward-looking statement speaks only as of the date on which it is made, and FCB Financial Holdings, Inc. undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

About FCB Financial Holdings, Inc.

FCB Financial Holdings, Inc. is a bank holding company with one wholly-owned national bank subsidiary, Florida Community Bank, National Association, headquartered in Weston, Florida, which operates 52 branches in Florida. Florida Community Bank offers a comprehensive range of traditional banking products and services to individuals, small and medium-sized businesses, some large businesses, and other local organizations and entities in its market areas. The Bank targets commercial customers engaged in a wide variety of industries including healthcare and professional services, retail and wholesale trade, tourism, agricultural services, manufacturing, distribution and distribution-related industries, technology, automotive, aviation, food products, building materials, residential housing and commercial real estate.

For further information contact:

FCB Financial Holdings, Inc.

Matthew Paluch

(305) 668-5420

IR@fcb1923.com